Exhibit 5.1

CHICAGO LOS ANGELES NEW YORK WASHINGTON, DC

August 8, 2013

NPS Pharmaceuticals, Inc.

550 Hills Drive

Bedminster, New Jersey 07921

Re:                             Registration of Securities on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the Commission”) on August 8, 2013 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”).  The Registration Statement relates to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of the following securities in one or more series: (i) common stock, par value $0.001 per share of the Company (“Common Stock”), (ii) warrants to purchase Debt Securities, Preferred Stock, or Common Stock (“Warrants”), (iii) preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”), and (iv) debt securities of the Company including senior debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities (“Debt Securities,” and together with the Common Stock, Warrants and Preferred Stock, the “Securities”).  If so indicated in a prospectus supplement, the Debt Securities and the Preferred Stock may be convertible or exchangeable into other securities or property, including Common and Preferred Stock.

We have examined originals, or certified copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain minutes and records of corporate proceedings of the Company; and (c) the Registration Statement and exhibits thereto.

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, valid execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company or certificates or comparable documents of public officials and officers and other representatives of the Company.

919 THIRD AVENUE NEW YORK NEW YORK 10022-3908	WWW.JENNER.COM

Based upon the foregoing examination and in reliance thereon, and subject to the completion of all corporate action required to be taken by the Company to duly authorize each future issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that:

(1)                                 With respect to Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein (in an amount at least equal to the par value thereof), such shares of Common Stock will be validly issued, fully paid and non-assessable.

(2)                                 With respect to the Warrants, when the Warrants have been executed and delivered in accordance with a warrant agreement relating to the warrants (“Warrant Agreement”) and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company, subject to (a) the Warrant Agreement having been duly authorized and validly executed and delivered by the Company and each party thereto, and (b) the establishment of the terms of the Warrants in accordance with the Warrant Agreement.

(3)                                 With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware, and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein (in an amount at least equal to the par value thereof), the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

(4)                                 With respect to Debt Securities to be issued under one or more indentures (each, an “Indenture”), when (a) the Indenture has been qualified under the United States Trust Indenture Act of 1939, as amended, (b) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture, any applicable supplement thereto and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, (c) the terms of the Debt Securities have been established in accordance with the Indenture, and (d) the Indenture and the applicable supplement to the Indenture, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder, the Debt Securities will constitute legal, valid and binding obligations of the Company.

(5)                                 With respect to Common Stock or Preferred Stock to be issued upon conversion of the Debt Securities or Preferred Stock, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, for consideration therefor provided for therein (in an amount at least equal to the par value thereof), such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.

Our advice on every legal issue in this letter is based exclusively on (i) the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and (ii) with respect to the Warrants and the Debt Securities, the laws of the State of New York applicable to such securities. Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof.  We assume no obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We express no opinion regarding the Securities Act of 1933, as amended, or any other federal securities laws or regulations or any state securities or “Blue Sky” laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ JENNER & BLOCK